Exhibit 99.1

Multi-Color Corporation Announces Fiscal 2018 EPS of $3.87 and Non-GAAP Core EPS of $3.76

CINCINNATI, OHIO, May 29, 2018 – Multi-Color Corporation (NASDAQ: LABL) today announced fourth quarter and full year fiscal 2018 results.

“Stronger quarter at core EPS of $1.12 to finish the fiscal year at $3.76. Legacy operations drove better results with Constantia Labels acquisition integration largely completed and synergy savings on track for FY19,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Fiscal 2018 Highlights & Developments

•	Organic growth at 4% for the year was broadly based across regions.

•	March quarter organic growth at 1% was primarily due to timing of sales into April. Organic growth for the 4 months ended April 2018 was 4%.

•	March quarter was the first full quarter with all FY18 acquisitions in it. Gross margins were 20% in the quarter due to acquisition and integration expenses but 8% as core SG&A.

•	Acquired annualized revenues for acquisitions completed in fiscal 2018 were circa $750 million primarily due to Constantia Labels.

•	Free cash flow is expected to be circa $100 million in FY19 (with amortization over 2% of sales). Primary use of free cash flow in FY19 will be to reduce debt.

Fiscal 2018:

•	Net revenues increased 41% or $377.6 million to $1,300.9 million compared to $923.3 million in the prior year. Acquisitions occurring after the beginning of fiscal 2017, net of the sale of the Southeast Asian durables business, accounted for a 35% increase in revenues. Increased revenues globally led by North America contributed to an organic revenue increase of 4% and foreign exchange rates, primarily driven by appreciation of the Euro, led to a 2% increase in revenues year to date.

•	Gross profit increased 25% or $49.8 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2017 contributed 21% or $41.6 million to gross profit, net of divestitures. Increased volumes and improved operating performance led to $4.8 million of organic margin improvement. The remaining increase of $3.4 million related to the favorable effects of foreign exchange. Core gross profit, a non-GAAP financial measure, increased 28% or $55.7 million compared to the prior year. Core gross margins were 19.4% of net revenues for fiscal 2018 compared to 21.4% in fiscal 2017.

•

Selling, general and administrative expenses increased $44.7 million compared to the prior year primarily related to acquisitions and acquisition-related expenses. Core SG&A increased 31% or $25.9 million compared to the prior year, including $23.9 million related to acquisitions occurring after the beginning of fiscal 2017, net of divestitures. Unfavorable foreign exchange contributed $1.5 million to SG&A and the remaining increase of $0.5 million primarily related to compensation expenses. Core SG&A decreased as a percentage of sales to 8.4% from 9.1% in the prior year. Non-core items related to acquisition and integration expenses were $19.9 million in fiscal 2018 compared to $1.1 million in the prior year.

•	Facility closure expenses increased 54% or $0.5 million compared to the prior year. These expenses primarily relate to the consolidation of facilities in certain locations into other existing facilities. The current year expenses primarily relate to consolidation of our manufacturing facility in Merignac, France into our plant in Libourne, France. Expenses in the prior year primarily related to consolidation of our manufacturing facilities in Dublin, Ireland into a single location and consolidation of our manufacturing facilities in Glasgow, Scotland into a single location.

•	Operating income increased 4% or $4.6 million compared to the prior year. Acquisitions occurring after the beginning of fiscal 2017, net of divestitures, increased operating income by $17.7 million. Core operating income, a non-GAAP financial measure, increased 26% or $29.8 million compared to the prior year. Non-core items in fiscal 2018 relate to inventory purchase accounting charges of $6.3 million, acquisition and integration expenses of $19.9 million, and facility closure expenses of $1.4 million.

•	Interest expense increased $28.5 million compared to the prior year primarily due to the increase in debt borrowings to finance the Constantia Labels acquisition. Core interest expense, a non-GAAP financial measure, increased $21.1 million compared to the prior year. Non-GAAP items for the current fiscal year relate to $7.4 million for pre-acquisition interest and fees to secure financing for the Constantia Labels acquisition and the write-off of unamortized debt fees related to the prior credit agreement upon execution of a new agreement.

•	Other expense was $7.9 million in fiscal 2018 compared to other income of $2.7 million in the prior year. Core other expense, a non-GAAP financial measure, was $1.7 million in fiscal 2018 compared to core other income of $1.2 million in the prior year. The increase in costs primarily related to the unfavorable impact of the release of a $1.1 million foreign indemnification receivable in the current year, for which an offsetting tax liability was also relieved reducing the current year effective tax rate and gains and losses on foreign exchange. Non-core items in the current year primarily relate to $5.6 million of net foreign currency losses for the acquisition and structuring of Constantia Labels and $0.5 million of loss on the sale of the Southeast Asian durables business. In the prior year, non-core items of $0.9 million related to adjustments to reconcile certain supplemental purchase price accruals to management’s estimate of the liability and $0.7 million related to an adjustment to state Multi-Color’s 30% investment in Gironde Imprimerie Publicité at its fair value upon purchase of an additional 67.6% in the company (97.6% owned at March 31, 2017).

•	Income tax was a benefit of $18.2 million in fiscal 2018 compared to income tax expense of $26.8 million in the prior year. The income tax benefit was primarily the result of tax rate changes enacted during the year in the U.S. and Belgium, which resulted in net benefits of $18.3 million and $15.2 million, respectively. The effective tax rate on core net income, a non-GAAP financial measure, was 26% for the current year compared to 31% in the prior year. The decrease in the tax rate is primarily due to discrete items that reduced income tax expense recognized in the current year, including the release of a tax liability related to a foreign indemnification receivable related to previous acquisitions for $1.1 million for which there was an offsetting impact in other expense and other discrete items. Additionally, MCC adopted a new accounting standard to simplify share based payments during the current year which decreased our tax rate by 2% or $1.5 million compared to the prior year. The Company expects its annual effective tax rate on core net income to be approximately 27% in fiscal 2019.

•	Net income increased 18% or $11.0 million in fiscal 2018 compared to the prior year. Core net income, a non-GAAP financial measure, increased 14% or $8.5 million compared to the prior year.

•	Diluted earnings per share (EPS) increased 8% or $0.29 per diluted share in fiscal 2018 compared to the prior year. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, increased 4% or $0.15 per diluted share in fiscal 2018.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and non-GAAP results for fiscal 2018 and 2017. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, interest expense, other (income) expense, EBITDA, income before income taxes, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Year Ended
	03/31/18 (in 000’s)	Diluted EPS	03/31/17 (in 000’s)	Diluted EPS
Net income attributable to MCC and diluted EPS, as reported	$71,951	$3.87	$60,996	$3.58
Inventory purchase accounting charges, net of tax	4,439	0.24	256	0.02
Acquisition and integration expenses, net of tax	15,267	0.82	1,070	0.06
Facility closure expenses, net of tax	945	0.05	706	0.04
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	8,856	0.48	—	*
Net foreign currency gain on acquisition structuring loans, net of tax	(2,910)	(0.16)	—	*
Pre-acquisition financing costs and deferred loan fees, net of tax	4,857	0.26	—	*
Impact of US tax reform	(18,268)	(0.98)	—	*
Impact of Belgian tax reform	(15,164)	(0.82)	—	*
(Gains) losses on purchases/sales of businesses, supplemental purchase price adjustments and settlement of other related accruals, net of tax	(69)	*	(1,577)	(0.09)

Core net income and diluted EPS, (Non-GAAP)	$69,904	$3.76	$61,451	$3.61

*	Diluted EPS is less than $0.01

Fourth Quarter Results

•	Net revenues increased 84% to $449.7 million compared to $244 million in the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2017 accounted for a 78% increase in revenues, net of divestitures. Organic revenues increased 1% and foreign exchange rates, primarily driven by appreciation of the Euro, led to a 5% increase in revenues quarter over quarter.

•	Gross profit increased 64% or $34.5 million compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2017, net of divestitures, contributed 58% or $31.2 million to gross profit. Organic gross profit increased 2% or $1.1 million. The remaining increase of 4% or $2.2 million related to the favorable effects of foreign exchange. Core gross profit increased 65% or $35.1 million compared to the prior year quarter. Core gross margins, a non-GAAP financial measure, were 19.8% of net revenues for the current year quarter compared to 22.0% in the prior year quarter.

•	Selling, general and administrative expenses increased $17.2 million compared to the prior year quarter primarily related to acquisitions and acquisition-related expenses. Core SG&A increased 67% or $14.6 million in the current year quarter compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2017, net of divestitures, and unfavorable foreign exchange contributed $13.3 million and $0.9 million, respectively, to the increase. Core SG&A decreased as a percentage of sales to 8.1% from 8.9% in the prior year quarter. Non-core items related to acquisition and integration expenses were $2.9 million in the current year quarter compared to $0.3 million in the prior year quarter. Acquisition and integration expenses in the current year quarter primarily related to the Constantia Labels acquisition.

•	Facility closure expenses were $0.5 million in the current year quarter compared to $0.3 million in the prior year quarter. The current quarter expenses primarily relate to the consolidation of our manufacturing facility in Merignac, France into our plant in Libourne, France. Expenses in the prior year quarter primarily related to the consolidation of our manufacturing facilities in Glasgow, Scotland into a single location and the consolidation of our manufacturing facility in Sonoma, California into our Napa, California manufacturing facility.

•	Operating income increased 55% or $17.1 million compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2017, net of divestitures, increased operating income by 57% or $17.8 million. Core operating income increased 64% or $20.6 million compared to the prior year quarter. Non-core items in the current year quarter primarily related to inventory purchase accounting adjustments of $0.8 million, acquisition and integration expenses of $2.9 million, and facility closure expenses of $0.5 million.

•	Interest expense increased $13 million in the current year quarter compared to the prior year quarter, primarily due to the increase in debt borrowings to finance the acquisition of Constantia Labels.

•	Other income was $0.4 million in the current year quarter compared to $1.1 million in the prior year quarter. Core other expense was $0.5 million in the current year quarter compared to core other income of $0.4 million in the prior year quarter, excluding $0.8 million primarily related to net foreign currency losses for the acquisition and structuring of Constantia Labels in the current year quarter and the $0.7 million related to the gain on the purchase of the remaining interest in Gironde Imprimerie Publicité in the prior year.

•	Income tax expense decreased 21% or $1.9 million compared to the prior year quarter, primarily due to tax rate changes enacted in fiscal 2018 in the U.S. and Belgium, which reduced income tax expense in the current year quarter. The effective tax rate on core net income was 30% for the current year quarter compared to 36% in the prior year quarter primarily due to reductions in income tax rates in the U.S. and Belgium and other discrete items.

•	Net income increased 32% or $5.4 million compared to the prior year quarter. Core net income increased 38% or $6.4 million compared to the prior year quarter.

•	Diluted EPS increased 10% to $1.08 per diluted share in the current year quarter compared to $0.98 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS increased 14% to $1.12 per diluted share compared to $0.98 in the prior year quarter.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and non-GAAP results for the three months ended March 31, 2018 and 2017. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, interest expense, other (income) expense, EBITDA, income before income taxes, income tax expense, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	03/31/18 (in 000’s)	Diluted EPS	03/31/17 (in 000’s)	Diluted EPS
Net income attributable to MCC and diluted EPS, as reported	$22,123	$1.08	$16,722	$0.98
Inventory purchase accounting charges, net of tax	560	0.03	149	0.01
Acquisition and integration expenses, net of tax	400	0.02	295	0.02
Facility closure expenses, net of tax	352	0.02	219	0.01
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	1,283	0.06	—	*
Net foreign currency loss on acquisition structuring loans, net of tax	776	0.04	—	*
Impact of US tax reform	(2,082)	(0.10)	—	*
Impact of Belgian tax reform	245	0.01	—	*
(Gains) losses on purchases/sales of businesses, supplemental purchase price adjustments and settlement of other related accruals	(581)	(0.03)	(690)	(0.04)

Core net income and diluted EPS, (Non-GAAP)	$23,076	$1.12	$16,695	$0.98

*	Diluted EPS is less than $0.01

Fourth Quarter 2018 Earnings Conference Call and Webcast

The Company will hold a conference call on Tuesday, May 29, 2018 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 866-516-2921 (participant code 4497947) or for international access, please call +1 213-660-0878 (participant code 4497947) by 9:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on Tuesday, May 29, 2018 through 1:00 p.m. (ET) on Tuesday, June 5, 2018 by calling 855-859-2056 (participant code 4497947) or internationally, by calling +1 404-537-3406 (participant code 4497947). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbors created by that Act. All statements contained herein other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions (as well as the negative versions thereof) may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance is each subject to numerous conditions, uncertainties and risk factors, including those contained in Item 1A in “Risk Factors.” Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments, including but not limited to, tax law changes,; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves international brand owners in the North American, Latin American, EMEA (Europe, Middle East and Africa) and Asia Pacific regions with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve, Heat Transfer, Roll Fed, and Aluminum Labels. MCC employs approximately 8,400 associates across 72 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL). For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net revenues	$449,739	$244,003	$1,300,912	$923,295
Cost of revenues	361,672	190,457	1,054,312	726,486

Gross profit	88,067	53,546	246,600	196,809
Gross margin	19.6%	21.9%	19.0%	21.3%
Selling, general and administrative expenses	39,293	22,124	129,601	84,922
Facility closure expenses	529	314	1,419	921

Operating income	48,245	31,108	115,580	110,966
Interest expense	19,399	6,370	54,027	25,488
Other (income) expense, net	(374)	(1,050)	7,851	(2,735)

Income before income taxes	29,220	25,788	53,702	88,213
Income tax expense (benefit)	7,166	9,062	(18,195)	26,848

Net income	$22,054	$16,726	$71,897	$61,365

Less: Net income attributable to non-controlling interests	(69)	4	(54)	369

Net income attributable to Multi-Color Corporation	$22,123	$16,722	$71,951	$60,996

Basic shares outstanding	20,428	16,929	18,421	16,879
Diluted shares outstanding	20,559	17,065	18,583	17,024
Basic earnings per share	$1.08	$0.99	$3.91	$3.61
Diluted earnings per share	$1.08	$0.98	$3.87	$3.58

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands)

Unaudited

	March 31, 2018	March 31, 2017
Current Assets	$601,183	$253,746
Total Assets	$2,902,976	$1,091,990
Current Liabilities	$327,227	$144,326
Total Liabilities	$2,142,603	$710,170
Stockholders’ Equity	$760,373	$381,820
Total Debt	$1,598,685	$481,501

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). To provide investors with additional information along with period-to-period comparisons of the Company’s financial and operating results, the Company reports certain non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with GAAP. The Company’s non-GAAP financial measurements reported for the periods presented in this earnings release are: core gross profit, core SG&A, core operating income, core interest expense, core other (income) expense, core EBITDA, core net income, core diluted EPS, core income before income taxes, core income tax expense, and core effective tax rate.

These non-GAAP financial measurements are adjusted to exclude acquisition and integration expenses, facility closure expenses, acquisition financing and structuring and costs, the impact of a FIN 48 reserve on forward contracts related to acquisition structuring, the transitional impacts of tax reform in the U.S. and Belgium, and the loss on the sale of the Southeast Asian durables business. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of the new businesses and closures of existing businesses and discrete costs related to tax reform. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These non-GAAP financial measures provide investors with an understanding of the Company’s SG&A expenses, operating income, interest expense, other (income) expense, core EBITDA, net income, diluted EPS, income before income taxes, income tax expense, and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these non-GAAP financial measures assist investors in making a consistent comparison to the three months and fiscal years ended March 31, 2018 and 2017. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core Gross Profit:

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
Gross profit, as reported	$88,067	$53,546	$246,600	$196,809
Inventory purchase accounting charges	834	214	6,284	362

Core gross profit, (Non-GAAP)	$88,901	$53,760	$252,884	$197,171

Core gross profit, (Non-GAAP) as a % of net revenues	19.8%	22.0%	19.4%	21.4%

Core SG&A Expenses:

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
SG&A expenses, as reported	$39,293	$22,124	$129,601	$84,922
Acquisition & integration expenses	(2,887)	(295)	(19,901)	(1,101)

Core SG&A expenses, (Non-GAAP)	$36,406	$21,829	$109,700	$83,821

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.1%	8.9%	8.4%	9.1%

Core Operating Income:

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
Operating income, as reported	$48,245	$31,108	$115,580	$110,966
Inventory purchase accounting charges	834	214	6,284	362
Acquisition & integration expenses	2,887	295	19,901	1,101
Facility closure expenses	529	314	1,419	921

Core operating income, (Non-GAAP)	$52,495	$31,931	$143,184	$113,350

Core operating income, as a % of net revenues, (Non-GAAP)	11.7%	13.1%	11.0%	12.3%

Core Interest Expense:

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
Interest expense, as reported	$19,399	$6,370	$54,027	$25,488
Pre-acquisition financing costs and deferred loan fees	—	—	(7,441)	—

Core interest expense, (Non-GAAP)	$19,399	$6,370	$46,586	$25,488

Core Other (Income) Expense:

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
Other (income) expense, net, as reported	$(374)	$(1,050)	$7,851	$(2,735)
Foreign currency gain (loss) on acquisition, net of derivatives and related debt	654	—	(11,068)	—
Net foreign currency gain (loss) on acquisition structuring loans	(664)	—	4,590	—
Gains (losses) on purchases/sales of businesses, supplemental purchase price adjustments and settlement of other related accruals	831	690	319	1,577

Core other (income) expense, net (Non-GAAP)	$447	$(360)	$1,692	$(1,158)

Core EBITDA:

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
Net income attributable to MCC, as reported	$22,123	$16,722	$71,951	$60,996
Inventory purchase accounting charges, net of tax	560	149	4,439	256
Acquisition and integration expenses, net of tax	400	295	15,267	1,070
Facility closure expenses, net of tax	352	219	945	706
Net foreign currency loss on acquisition, net of derivatives and related debt, net of tax	1,283	—	8,856	—
Net foreign currency (gain) loss on acquisition structuring loans, net of tax	776	—	(2,910)	—
Pre-acquisition financing costs and deferred loan fees, net of tax	—	—	4,857	—
Impact of US tax reform	(2,082)	—	(18,268)	—
Impact of Belgian tax reform	245	—	(15,164)	—
(Gains) losses on purchases/sales of businesses, supplemental purchase price adjustments and settlement of other related accruals	(581)	(690)	(69)	(1,577)

Core net income (Non-GAAP)	$23,076	$16,695	$69,904	$61,451
Core interest expense (Non-GAAP)	19,399	6,370	46,586	25,488
Core income tax expense (Non-GAAP)	9,642	9,222	25,056	27,200
Depreciation	16,190	8,627	46,913	33,480
Amortization	10,450	3,590	26,009	14,425
Net income attributable to non-controlling interests	(69)	4	(54)	369
Core other (income) expense (Non-GAAP)	447	(360)	1,692	(1,158)

Core EBITDA, (Non-GAAP)	$79,135	$44,148	$216,106	$161,255

Core EBITDA as a % of net revenues, (Non-GAAP)	17.6%	18.1%	16.6%	17.5%

Core Tax:

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
Income before income taxes, as reported	$29,220	$25,788	$53,702	$88,213
Non-core items	3,429	133	41,204	807

Core income before income taxes, (Non-GAAP)	$32,649	$25,921	$94,906	$89,020

	Three Months Ended		Year Ended
	03/31/18 (in 000’s)	03/31/17 (in 000’s)	03/31/18 (in 000’s)	03/31/17 (in 000’s)
Income tax expense, as reported	$7,166	$9,062	$(18,195)	$26,848
Impact of US tax reform	2,082	—	18,268	—
Impact of Belgian tax reform	(245)	—	15,164	—
Other non-core items	639	160	9,819	352

Core income tax expense, (Non-GAAP)	$9,642	$9,222	$25,056	$27,200

Effective tax rate	25%	35%	-34%	30%
Core effective tax rate (Non-GAAP)	30%	36%	26%	31%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311